Exhibit 99.1
Tower Group, Inc. Announces Stock Repurchase Program
NEW YORK, March 4, 2011 — Tower Group, Inc. (Nasdaq: TWGP) announced today that as part of Tower’s capital management strategy, the Board of Directors approved on March 3, 2011 a $100 million share repurchase program. This authorization is in addition to the $10.2 million still available under the Company’s previous $100 million share repurchase program authorized by the Board on February 26, 2010. Repurchases under the new program will be made following completion of the full authorized share repurchase under the existing program. Purchases will be made from time to time in the open market or in privately negotiated transactions in accordance with applicable laws and regulations. The new program will expire on March 4, 2013. Based on today’s closing stock price of Tower common stock, the newly authorized repurchase would represent approximately 10% of outstanding shares.
About Tower Group, Inc.
Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses through its network of retail and wholesale agents and specialty business through program underwriting agents. Tower’s insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.
For more information visit Tower’s website at
http://www.twrgrp.com/
Contact Information:
Bill Hitselberger
Senior Vice President and Chief Financial Officer
Tower Group, Inc.
212-655-2110
bhitselberger@twrgrp.com